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                                                                 Exhibit 99.1


 FOR IMMEDIATE RELEASE
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
CONTACT:  Peter Godfrey                           Bruce L. Lev
          Chairman of the Board,                  Executive Vice President of Legal
          President and Chief Executive Officer   and Corporate Affairs
          (203) 899-4186                          (203) 899-4529
          godfreyp@mwhse.com                      levb@mwhse.com
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Micro Warehouse, Inc. Announces Settlements of Outstanding Shareholder Lawsuits

Norwalk, CT, July 22, 1998 -- Micro Warehouse (NASDAQ: MWHS) today announced that it has reached one preliminary and one final settlement with respect to the two remaining lawsuits which arose out of the Company's announcements in September and October, 1996 that it intended to restate certain prior financial statements covering the 1992 through 1995 fiscal years.

The first settlement, subject to completion of certain filings and documentation, relates to the consolidated lawsuit brought by the holders of approximately 1.3 million shares arising out of the stock merger between the Company and Inmac Corp. This settlement will provide for a total payment of $19,000,000, $6,000,000 of which shall be in the form of freely tradeable common stock.

The second settlement, which has been fully implemented, relates to the lawsuit brought by the State Board of Administration of Florida covering approximately 50,600 common shares. The Company has made a $150,000 settlement payment to the State Board of Administration which had earlier elected not to participate in the $30 million settlement of the consolidated securities class action lawsuit approved by the U.S. District Court on June 2, 1998.

Peter Godfrey, Chairman, President and Chief Executive Officer said "We are delighted to announce these settlements since they represent the conclusion of all pending shareholder claims against the Company arising out of the facts underlying our financial restatements. We are pleased that they are being settled and will not require further burdensome and protracted litigation."

The settlements do not include resolution of the ongoing Securities and Exchange Commission formal investigation into the events underlying the financial restatements.

Micro Warehouse, Inc. is a specialty catalog retailer and direct marketer of brand name personal computers, computer software, accessories, peripheral and networking products to commercial and consumer customers. The Company markets its products through frequent mailings of its distinctive, colorful catalogs, Internet catalog sites on the worldwide web and dedicated telemarketing account managers who focus on corporate, education and government accounts.

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